Exhibit 99.1

KaloBios Elects Laurie Smaldone Alsup, M.D. to Board

SOUTH SAN FRANCISCO, CA (October 23, 2013): KaloBios Pharmaceuticals, Inc. (Nasdaq:KBIO) today announced the election of Laurie Smaldone Alsup, M.D. to KaloBios’ Board of Directors.

“Dr. Smaldone Alsup brings to the Board extensive experience in leading teams through the review and approval process of the U.S. Food and Drug Administration, European Medicines Agency and other health authorities,” said David W. Pritchard, KaloBios’ President and Chief Executive Officer. “Moreover, as a clinician she has led the overall development and commercialization of drugs for a broad range of disease indications including oncology, infectious disease, and inflammatory/ immune-based conditions that are directly relevant to our own portfolio.”

“Dr. Smaldone Alsup replaces Dr. Dennis Henner, whom we thank for his valuable service to KaloBios during an important phase of our company’s development and growth,” added Mr. Pritchard.

Laurie Smaldone Alsup has over 25 years of global leadership experience in the pharmaceutical and biotechnology industries. Currently, Dr. Smaldone Alsup is President and Chief Scientific Officer of PharmApprove, a regulatory communications consultancy firm. Dr. Smaldone Alsup previously served in clinical and regulatory roles of increasing responsibility and scope while at Bristol Myers Squibb, including Senior Vice President of Global Regulatory Science, Vice President of Infectious Diseases Clinical Research, and also as Director of Cancer Clinical Research. In addition, she served as CEO of Phytomedics, an early stage biopharmaceutical company focused on arthritis and inflammation. Dr. Smaldone Alsup received her M.D. degree at Yale University, where she completed her residency in Internal Medicine and fellowship in Medical Oncology.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer.

Currently, KaloBios has three drug development programs:

•	KB003, an anti-GM-CSF mAb with potential to treat inflammatory diseases, is being developed for the treatment of severe asthma. Enrollment of 160 patients has been completed in a Phase 2 study in the United States, Europe and Australia.

•	KB001-A, an anti-PcrV mAb fragment, is partnered exclusively with Sanofi and is being developed for the prevention and treatment of Pseudomonas aeruginosa (Pa) infection. KaloBios has retained rights for the cystic fibrosis (CF) indication and has initiated a 180 patient Phase 2 study in CF subjects with chronic Pa lung infection in the United States. KaloBios received Orphan Drug designation from the European Commission for KB001-A for the treatment of Pa lung infection in CF. Sanofi is pursuing a ventilator-associated pneumonia prevention indication in the intensive care setting, an indication which has received U.S. FDA Fast Track Designation.

•	KB004, an anti-EphA3 mAb, has potential in treating hematologic malignancies and solid tumors. KaloBios is currently testing this drug in a Phase 1 study in subjects with hematologic malignancies.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s clinical development of KB001-A, KB003 and KB004. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s dependence on Sanofi Pasteur for the development and commercialization of KB001-A; the company’s ability to successfully complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013, the quarterly reports on Form 10-Q filed on May 14, 2013 and August 19 2013, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact:

Herb C. Cross

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

(650) 243-3114

ir@kalobios.com

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel: (415) 821-2413

Mobile: (415) 690-0210

Joan@Kureczka-Martin.com